Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Perficient, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-100490, No. 333-116549, No. 333-117216, No. 333-123177, No. 333-129054, No. 333-138602, No. 333-142267, No. 333-145899, No. 333-147687, No. 333-148978 and No. 333-152274) and Form S-8 (No. 333-42626, No. 333-44854, No. 333-75666, No. 333-118839, No. 333-130624 and No. 333-147730) of Perficient, Inc. of our report dated March 1, 2007, except Note 2 relating to the 2006 consolidated financial statements, as to which date is August 13, 2007, which appears in this Form 10-K.

Our report on the consolidated financial statements refers to the Company’s adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment.

/s/ BDO Seidman, LLP
Houston, Texas
March 5, 2009